Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS BETTER THAN EXPECTED 2017 FOURTH QUARTER AND FULL YEAR SALES

New York, New York, January 29, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended December 31, 2017, net sales were $149.5 million, up 11.0% from $134.8 million for the final quarter of 2016. At comparable foreign currency exchange rates, consolidated fourth quarter net sales increased 6.0%. For the full year, net sales rose 13.5% to $591.3 million from $521.1 million in 2016. At comparable foreign currency exchange rates, consolidated 2017 net sales increased 12.2%. Inter Parfums plans to issue results for the 2017 fourth quarter and full year on or about March 13, 2018.

Net Sales:

	Three months ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
	($ in millions)

European based product sales	$115.4	$99.9	15.5%	$476.5	$404.0	17.9%
United States based product sales	34.1	34.9	(2.2)%	114.8	117.1	(1.9)%
	$149.5	$134.8	11.0%	$591.3	$521.1	13.5%

Discussing European based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, “The final quarter was stronger than expected with our new Coach for Men contributing much of the upside surprise. Coach brand sales well exceeded both last year’s fourth quarter and the full year, quickly making it our fourth largest brand. Rochas, another of our newer brands, also performed quite well, with brand sales up over 39% and 34% for the 2017 fourth quarter and full year, respectively, rising to fifth place among our European brands. Our three largest brands, Montblanc, Jimmy Choo and Lanvin achieved year-over-year sales growth of 4%, 20%, and 5%, respectively. With continued sales of our legacy scents combined with product launches for many of our brands including Jimmy Choo, Lanvin, Coach, Van Cleef & Arpels and Boucheron, we look for continued sales growth in 2018.”

On the subject of U.S. based operations, Mr. Madar noted, “Dunhill had a very strong fourth quarter thanks in part to the launch of Icon Racing, resulting in increased fourth quarter and full year brand sales. The slight decline in sales by U.S. based operations in total, relates more to timing of new product launches than with the strength of our brands. With 2018 product launches for many of our major brands, including Abercrombie & Fitch, Hollister, Dunhill, Anna Sui and Oscar de la Renta, we look forward to resuming consolidated sales growth for U.S. based brands in 2018.”

Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “With 2017 net sales ahead of expectations, we look for net income attributable to Inter Parfums, Inc. to be at the high end of our $1.27 to $1.29 per diluted share guidance range. With regard to 2018, we continue to expect net sales of approximately $620 million; however, factoring in the reduction in the corporate income tax rate recently enacted by Congress, we currently expect net income attributable to Inter Parfums, Inc. to be approximately $1.44 per diluted share.” Guidance for 2018 assumes the dollar remains at current levels.

Inter Parfums, Inc. News Release	Page 2
January 29, 2018

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com